UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) July 10, 2014

WHIRLPOOL CORPORATION

(Exact name of registrant as Specified in Charter)

Delaware	1-3932	38-1490038
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 North M-63, Benton Harbor, Michigan		49022-2692
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (269) 923-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities At (17 CFR 230.425)

☐	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 10, 2014, Whirlpool Corporation (the “Company”) entered into share purchase agreements with (i) Fineldo S.p.A. (“Fineldo,” and the share purchase agreement with Fineldo, the “Fineldo SPA”), a company incorporated under the laws of Italy, concerning the purchase and sale of 42.7% of the issued share capital (the “Fineldo Shares”) of Indesit Company S.p.A., a joint stock company incorporated under the laws of Italy whose shares are listed on the stock market organized and managed by Borsa Italiana S.p.A. (“Indesit”), (ii) Ms. Franca Carloni, Mr. Aristide Merloni, Mr. Andrea Merloni, Ms. Maria Paola Merloni, Ms. Antonella Merloni, Ms. Ester Merloni, Fines S.p.A. and, following approval by the Court of Ancona (as described below), Mr. Vittorio Merloni (the “Family SPA”), collectively concerning the purchase and sale of 13.2% of Indesit’s issued share capital (the “Family Shares”), and (iii) Ms. Claudia Merloni (the “Claudia Merloni SPA” and, together with the Fineldo SPA and the Family SPA, the “Stock Purchase Agreements”) concerning the purchase and sale of 4.4% of Indesit’s issued share capital (the “Claudia Merloni Shares”). In the aggregate, pursuant to the Stock Purchase Agreements, the Company will acquire 60.4% of Indesit’s issued share capital. This represents 66.8% of Indesit’s issued and outstanding stock. This position will allow the Company to control both the ordinary and the extraordinary shareholders’ meetings of Indesit.

Pursuant to the Fineldo SPA, the provisional aggregate purchase price for the Fineldo Shares is €536.9 million (approximately $735.1 million based on the exchange rate as of June 30, 2014). The provisional aggregate purchase price is subject to certain pre-closing adjustments, upwards or downwards, based on the difference between Indesit’s yearly average consolidated net debt at December 31, 2013, and at the 10th business day prior to the expected Closing Date (the “Calculation Date”) and the difference between Indesit’s average consolidated net working capital as of the date which is one year prior to the Calculation Date and as of the Calculation Date. Average consolidated net debt will be calculated based on the daily average over the one-year period ending on the relevant date and average consolidated net working capital will be calculated based on the net working capital amount as of the last day of each of the 12 calendar months preceding the applicable date.

If the resulting amount (whether positive or negative) is lower than or equal to €10 million (approximately $13.7 million based on the exchange rate as of June 30, 2014), such amount will be disregarded and the final purchase price will remain equal to the provisional purchase price. If the resulting amount (whether positive or negative) is higher than €10 million, the excess over €10 million will be added to the provisional aggregate purchase price.

The aggregate purchase price for the Family Shares under the Family SPA is €165.9 million (approximately $227.2 million based on the exchange rate as of June 30, 2014), and the aggregate purchase price for the Claudia Merloni Shares under the Claudia Merloni SPA is €55.3 million (approximately $75.7 million based on the exchange rate as of June 30, 2014). The Company currently intends to fund the aggregate purchase price for the Fineldo Shares, the Family Shares and the Claudia Merloni Shares with cash on hand, together with private, domestic and international public debt financing, depending on the timing of the Closing Date and market conditions.

The Stock Purchase Agreements contain customary representations and warranties regarding each of the sellers, the purchaser and the Indesit shares as well as customary covenants. The Stock Purchase Agreements are also subject to customary closing conditions. In addition, the Fineldo SPA and the Family SPA are subject to the following additional closing conditions: (i) that the closing of the sale and transfer of all of the Fineldo Shares and the Family Shares pursuant to the respective stock purchase agreements shall occur on the same date (the “Closing Date”); and (ii) that the closing of the sale and transfer of all of the Claudia Merloni Shares pursuant to the Claudia Merloni SPA shall have occurred on or prior to the Closing Date. Furthermore, the Fineldo SPA is subject to the following additional closing conditions: (A) receipt of antitrust approvals by the European Commission and any other required antitrust approvals; and (B) authorization from the Court of Ancona for Aristide Merloni, in his capacity as legal guardian of Mr. Vittorio Merloni (the controlling shareholder of Fineldo), to vote at the shareholders’ meeting of Fineldo in favor of the sale of the Fineldo Shares to the Company. Moreover, the Family SPA is subject to the following additional closing condition that, after obtaining approval from the Court of Ancona, Vittorio Merloni become a party to the Family SPA concerning the purchase and sale of the 1.2% of Indesit’s issued share capital that he holds directly (such amount is included in the applicable percentages and monetary amounts described above).

The Fineldo SPA contains a €40 million (approximately $54.8 million based on the exchange rate as of June 30, 2014) liquidated damages clause payable by either party (plus additional damages, if any) in case that party breaches its obligation to consummate the closing. In addition to customary business representations and warranties concerning Indesit and related indemnification provisions from Fineldo, the Fineldo SPA also contains a special indemnity from Fineldo with respect to certain proceedings. Fineldo’s indemnification obligations under the Fineldo SPA in respect of breaches of representations and warranties and the above-mentioned special indemnity are subject to an aggregate cap of 10% of the purchase price of the Fineldo Shares.

The closing of the acquisition of the Claudia Merloni Shares under the Claudia Merloni SPA is expected to occur within five business days of the signing of the Claudia Merloni SPA. Under the Fineldo SPA, the Company has agreed with Fineldo (i) not to exercise the voting rights attached to the Claudia Merloni Shares, nor file any slate of candidates for the appointment of the board of directors and/or the board of statutory auditors, until the closing of the purchase of the Fineldo Shares and (ii) to resell such Claudia Merloni Shares within the following two years if closing under the Fineldo SPA does not occur by July 31, 2015.

The Closing Date for the acquisition of the Fineldo Shares and the Family Shares is expected to occur by the end of 2014. Upon closing of the Fineldo SPA and the Family SPA, the Company will be required to carry out a mandatory tender offer (the “Tender Offer”) for the remaining shares of Indesit in accordance with Italian law at the highest price per Indesit share paid by the Company under the Share Purchase Agreements, which is currently contemplated to be equal to €11 per share ($15.06 per share based on the exchange rate as of June 30, 2014). If the purchase price adjustment mechanism under the Fineldo SPA results in the payment of a higher price per share on the Closing Date, such higher price will apply also to the subsequent Tender Offer. The Company cannot provide any assurances regarding whether it will be able to acquire any additional shares of Indesit pursuant to the Tender Offer, and if so, how many such shares it will be able to acquire. The Company expects to fund the acquisition of any shares purchased as a result of the Tender Offer with cash on hand, together with private, domestic and international public debt financing, depending on the timing of the closing date of the Tender Offer and market conditions.

On July 10, 2014, the Company also entered into an exclusivity agreement (the “Exclusivity Agreement”) with Fineldo, Mr. Vittorio Merloni, Ms. Franca Carloni, Mr. Aristide Merloni, Mr. Andrea Merloni, Ms. Maria Paola Merloni, Ms. Antonella Merloni, Ms. Ester Merloni and Fines S.p.A. (the “Sellers,” and, excluding Fineldo, the “Other Sellers”), pursuant to which the Sellers have agreed not to initiate, solicit, agree or execute with any other person any transaction concerning the Indesit shares or the Indesit group until the earliest of: (i) the Closing Date, (ii) July 31, 2015, or (iii) only if the Court of Ancona does not grant the authorizations regarding Mr. Vittorio Merloni described above, December 31, 2014. In case of breach of such undertakings by Fineldo or its related parties (other than the Other Sellers), the Exclusivity Agreement contemplates €40 million liquidated damages payable by Fineldo (plus additional damages, if any).

This description of the Stock Purchase Agreements and the Exclusivity Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreements and the Exclusivity Agreement, which the Company expects to file as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, as required under the rules of the Securities Exchange Act of 1934, as amended.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this current report relating to the acquisition of the Fineldo Shares, the Family Shares and the Claudia Merloni Shares and the shares acquired pursuant to the Tender Offer as well as the Company’s expectations following the acquisition of the Indesit shares constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. These statements reflect management’s current expectations regarding future events and speak only as of the date of this current report. Forward-looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance and will not necessarily be accurate indications of whether or not, or the times at or by which, events will occur. Actual performance may differ materially from that expressed or implied in such statements. These statements rely on assumptions which may or may not be realized, including, among other things:

•	the expectation that closing conditions for the Stock Purchase Agreements, including prior issuance of the required antitrust clearances and the relevant authorization by the Court of Ancona, will be met;

•	the expectation that the Court of Ancona will authorize Aristide Merloni, in his capacity as legal guardian of Mr. Vittorio Merloni, to vote at the shareholders’ meeting of Fineldo in favor of the sale of Fineldo Shares to the Company;

•	the expectation that, after obtaining approval from the Court of Ancona, Mr. Vittorio Merloni will become a party to the Family SPA concerning the purchase and sale of 1.2% of Indesit’s issued share capital that he holds directly;

•	the expectation that the aggregate purchase price for the acquisition of the Fineldo Shares, the Family Shares and the Claudia Merloni Shares will be approximately €758.2 million ($1.038 billion based on the exchange rate as of June 30, 2014), subject, in the case of the Fineldo Shares, to certain adjustments;

•	the expectation that the Fineldo SPA and the Family SPA will close by the end of 2014;

•	the expectation that the Company will carry out a Tender Offer for the remaining shares of Indesit in accordance with Italian law;

•	the expectation that the Company will have sufficient cash on hand, together with private, domestic and international public debt financing, to finance the acquisition of the Fineldo Shares, the Family Shares and the Claudia Merloni Shares and the acquisition of any shares purchased as a result of the Tender Offer;

•	the expectation that the Company will realize the expected benefits of the acquisition of the Fineldo Shares, the Family Shares and the Claudia Merloni Shares and the acquisition of any shares purchased as a result of the Tender Offer and the timing of such realization; and

•	the expectation that there will be no unexpected costs or liabilities in connection with the acquisition of the Fineldo Shares, the Family Shares and the Claudia Merloni Shares and the acquisition of any shares purchased as a result of the Tender Offer.

In addition to the assumptions described above, reference should also be made to the factors discussed under “Risk Factors” in the Company’s periodic filings with the Securities and Exchange Commission. Although the forward-looking statements contained in this current report are based upon what are believed to be reasonable assumptions, investors cannot be assured that actual results will be consistent with these forward-looking statements, and the differences may be material. These forward-looking statements are made as of the date of this current report and, except as expressly required by applicable law, the Company assumes no obligation to update or revise them to reflect new events or circumstances.

This current report does not constitute an offer to sell or the solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which, or to any persons to whom, such offering, solicitation or sale would be unlawful.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 11, 2014	WHIRLPOOL CORPORATION

	By:	/s/KIRSTEN J. HEWITT
		Name:	Kirsten J. Hewitt
		Title:	Senior Vice President Corporate Affairs, General Counsel, and Corporate Secretary